Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-158268 on Form S-3 and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990 and 333-170796 on Form S-8 of our report dated March 1, 2011, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. for the year ended December 31, 2010, and our report dated March 1, 2011, with respect to the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Las Vegas, Nevada
March 1, 2011